Exhibit 99.2

i2 Announces Directors’ Intent to Not Stand for Re-election to Board of Directors

Company confirms receipt of proposed director nominations from stockholder; reiterates timeline for strategic review committee recommendation

DALLAS – January 3, 2008 – i2 Technologies, Inc. (NASDAQ:ITWO), the supply chain results company, today announced that two of the Company’s current directors, Harvey B. Cash and Michael E. McGrath, have notified the Company of their intention to not stand for re-election at the Company’s 2008 annual meeting of stockholders. Each has indicated that his respective service on the board of directors will terminate immediately prior to the annual meeting.

Cash has served on the board of directors since January 1996 and McGrath since August 2004. Cash is the chairman of the compensation committee and a member of the nominating and governance committee. McGrath served as i2 chief executive officer and president from February 2005 until July 2007.

Additionally, the Company confirmed that it has received notice that R2 Top Hat, Ltd., an affiliate of Amalgamated Gadget LP, intends to nominate J. Coley Clark and Richard L. Hunter for election to the Company’s board of directors at the Company’s 2008 annual meeting. The Company’s board of directors and nominating and governance committee will consider these nominations, as well as other qualified candidates, in accordance with their procedures.

In a Nov. 1, 2007 press release i2 announced the formation of a strategic review committee by the board of directors. The committee, consisting of independent board directors, was formed to consider and evaluate the merits of various strategic options available to the company to enhance shareholder value. These strategic options may include changes to the Company’s operations, actions or transactions intended to enhance the value or utilization of the Company’s existing assets (including the Company’s intellectual property and net operating loss carryforwards), joint ventures or strategic partnerships, selective acquisition, dispositions or other capital transactions, and a merger, sale or other extraordinary business transaction involving the Company. In that release i2 stated that the review is expected to conclude at the end of January 2008 when the strategic review committee presents its recommendations to the board of directors. The board of directors continues to work within that timeframe and will make an announcement once plans are finalized.

The company also announced on Nov. 1 2007 that the board of directors intends to name a permanent CEO pending the outcome of the strategic review process. Pallab Chatterjee continues to serve as the company’s interim CEO and remains a candidate for the CEO position.

About i2

Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2 solutions are pervasive in a wide cross section of industries; 20 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding the evaluation of candidates for the board of directors, the objectives and timing of the strategic review committee’s actions and the Company’s ability to enhance shareholder value. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed November 6, 2007 and the Annual Report on Form 10-K filed March 30, 2007. i2 expressly disclaims any current intention to update the forward-looking information contained in this news release.

For further information, please contact:

Beth Elkin	Tom Ward
i2 Corporate Communications	i2 Investor Relations
Beth_elkin@i2.com	tom_ward@i2.com
469-357-4225	469-357-3854